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                    BRASSICA LICENSE AND RESEARCH AGREEMENT

This Agreement is between DowElanco Canada (hereinafter DEC) a Canadian Corporation and Mycogen Corporation (hereinafter Mycogen), a California Corporation.

WHEREAS Mycogen owns certain rights to i) BACILLUS THURINGIENSIS technology,
ii) BACILLUS THURINGIENSIS patents and patent applications, iii) owns BRASSICA germplasm, which is listed in Appendix A, and can further develop BRASSICA germplasm;

WHEREAS DEC is interested in having another party develop BRASSICA germplasm for its use;

WHEREAS, the parties have previously entered into a Memorandum of Understanding dated March 13, 1996 for an oilseed BRASSICA program to develop improved cultivars and incorporate insect resistance traits based on use of BACILLUS THURINGIENSIS technology;

WHEREAS, the parties recognize that certain basic assumptions and facts which the BRASSICA program was based upon have changed,

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

ARTICLES

ARTICLE I - DEFINITIONS

SECTION 1.01 BRASSICA: "BRASSICA" means species, germplasm and cultures of OILSEED BRASSICA, including but not limited to BRASSICA NAPUS, BRASSICA RAPA, BRASSICA CARINATA, BRASSICA JUNCEA and SINAPIS ALBA.

SECTION 1.02 Bt PROGRAM VARIETIES: "Bt Program Varieties" means Program Varieties which have incorporated Bt Traits.

SECTION 1.03 Bt VARIETIES: "Bt Varieties" means Varieties which have incorporated Bt Traits.

SECTION 1.04 Bt TRAITS: "Bt Traits" means BACILLUS THURINGIENSIS genes or transgenic plant containing BT genes (events) developed from the Pioneer/Mycogen Bt Collaboration, developed solely by Mycogen or developed by Mycogen and another collaborator, and any Bt genes or events which Mycogen may have access to through licenses with third-parties, but only to the extent such genes are available for sublicensing to DEC for purposes of this Agreement. Bt Traits with activity against Flea Beetle (primary target) and Bertha Armyworm/Diamondback Moth (secondary target) are included, as are other Bt Traits for other targets, which may be identified by DEC to Mycogen in writing from time to time.

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SECTION 1.05 CONFIDENTIAL INFORMATION: "Confidential Information" means either party's information and includes, but is not limited to, all information contained in unpublished patent application(s), Developmental Targets, Product Goals and any information related thereto, Intellectual Property, Technology and any information related to business relationships, strategies, surveys, forecasts, marketing research, product concepts and product development processes.

SECTION 1.06 DEC AFFILIATES: "DEC Affiliates" mean DowElanco or DowElanco B.V., any company which owns, directly or indirectly, an equity interest in DowElanco (the Indiana Partnership) or DowElanco B.V., and any company which DowElanco Canada, DowElanco (the Indiana partnership) or DowElanco B.V., now or hereafter owns, directly or indirectly, at least twenty-five percent (25%) of the company's outstanding equity. For purposes of this Agreement, Mycogen and Mycogen Affiliates will not be considered DEC Affiliates.

SECTION 1.07 DEC TRANSGENIC TRAITS: "DEC Transgenic Traits" means any trait which is derived or produced via molecular methods other than markers.

SECTION 1.08 DEVELOPMENTAL TARGETS: "Developmental Targets" means the quantitative target for the agronomic, oil and meal traits that are defined as Product Goal, i.e., one such agronomic trait is yield (see definition of Product Goals) and the Developmental Target for this trait could be for example yield more than or at least equal to the variety Quannum.

SECTION 1.09 HIGH OLEIC: "High Oleic" means oleic acid content in seed oil greater than seventy percent (70%) on a weight percent basis.

SECTION 1.10 INTELLECTUAL PROPERTY: "Intellectual Property" means all PVP(s), and Patent(s) and patent know-how owned or controlled by Mycogen, filed or developed prior to the execution of this Agreement, related to Varieties, Product Goals and Developmental Targets and any continuation, divisional, continuation-in-part, reexaminations reissue application(s) thereof, and any corresponding foreign patent application(s) thereof and any patents derived from any of the foregoing, and any other U.S. or foreign patent/patent application(s) owned or licensed by Mycogen to the extent that the PVP(s) and Patent(s)/patent application(s) claim any of the Varieties, Product Goals or Developmental Targets.

SECTION 1.11 MANAGEMENT DEVELOPMENT TEAM: "Management Development Team or MDT" means a team comprising two (2) Mycogen and three (3) DEC and/or DEC Affiliate employees.

SECTION 1.12 MYCOGEN AFFILIATES: "Mycogen Affiliates" means any company which Mycogen owns directly or indirectly at least twenty-five percent (25%) of the company's outstanding equity.

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SECTION 1.13 NET SALES: "Net Sales" means the invoice price of any sale, lease, transfer or other disposition of Planting Seeds to customers less (i) value added tax, sales or turnover tax, excise taxes and duties which are included in the price, (ii) trade, quantity and cash discounts actually allowed and taken, (iii) allowances for credits given for rejected or returned Planting Seeds, (iv) rebates, and (v) freight and insurance if included in the price. If Planting Seeds are transferred among DEC Affiliates, such transfers shall not be considered to be included in Net Sales and subject to a royalty under this Agreement, unless the transferee uses the Planting Seeds without transferring such Planting Seeds to a non-DEC Affiliate for consideration. Any subsequent transfer by a DEC Affiliate to a non-DEC Affiliate shall be included in the Net Sales subject to a royalty under this Agreement, and the invoice price used in determining Net Sales for the transfer shall be the invoice price for the transfer by the DEC Affiliate to the non-DEC Affiliate.

SECTION 1.12 PATENT(S): "Patent(s)" shall mean all patent(s) and patent application(s) owned or controlled by Mycogen, including any application(s) and patent(s) which were filed prior to the execution of this Agreement, any continuation, divisional, continuations-in-part, reexamination, reissue patent(s) and patent application(s), as well as foreign patent(s) and patent application(s) claiming Varieties or products produced by Varieties which meet Product Goals, such as oils having High Oleic content and include, but not limited to, US Patent Application No. 08/374402 entitled "75% Oleate Canola Oil with Improved Stability" and any continuation, divisional, continuations-in-part, reexamination, reissue patent(s) and patent application(s), as well as foreign patent(s) thereof.

SECTION 1.15 PLANTING SEEDS: "Planting Seeds" means seeds of Varieties which are sold for commercial production of canola or other BRASSICA species.

SECTION 1.16 PRODUCTS: "Products" means materials developed from processing of commercial crop grown from Planting Seeds or Program Planting Seeds.

SECTION 1.17 PRODUCT GOALS: "Product Goals" means a) agronomic traits, such as, but not limited to: yield, maturity, lodging resistance and disease resistance, such as blackleg; b) oil traits, such as, but not limited to: oil percentage on a seed weight basis, erocic acid level, oleic acid level and linolenic acid level; and c) meal traits, such as, but not limited to: fiber percentage, glucosinolate content, sinapine content, phytic acid content, and protein content. The Product Goals may be further defined by the Management Development Team. However, Product Goals will exclude transgenic traits, including but not limited to Bt Traits and Roundup Ready Traits, except as to the extent that such traits become available to DEC under the provisions of this Agreement, or by other written agreement of the parties.

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SECTION 1.18 PROGRAM: "Program" means development via traditional breeding and mutation techniques of BRASSICA germplasm and cultivars and the production of Program Varieties to meet Product Goals and Development Targets.

SECTION 1.19 PROGRAM PLANTING SEEDS: "Program Planting Seeds" means seeds of Program Varieties which are sold for commercial production of canola or other BRASSICA species.

SECTION 1.20 PROGRAM PVP(s): "Program PVP(s)" means Plant Variety Protection applications(s) and certificate(s) claiming Porgram Varieties.

SECTION 1.21 PROGRAM REPORTS: "Programs Reports" means written reports containing information on progress of research and development, field data, along with the costs and expenditures of the Program. The costs and expenditures shall be reported in sufficient detail such that a third party audit could be completed if necessary. Research and development information shall include but shall not be limited to information about results from laboratory analysis of oil and meal traits identified as Developmental Targets and Product Goals. Field data shall include all results from nurseries and yield trials for agronomic traits identified as Product Goals and Developmental Targets.

SECTION 1.22 PROGRAM VARIETIES: "Program Varieties" means varieties developed under the Program using Mycogen germplasm, licensed germplasm and germplasm in the public domain.

SECTION 1.23 PVP(S): "PVP(S)" means Plant Variety Protection applications(s) and certificate(s) owned or controlled by Mycogen covering Varieties.

SECTION 1.24 ROUND-UP READY VARIETIES: "Round-up Ready Varieties" means Varieties, Program Varieties, Bt Varieties, Bt Program Varieties that contain the Round-up Ready gene.

SECTION 1.25 SEEDS: "Seeds" shall mean an organ of the plant which is harvested and sown in a successive growing season to produce the next generation of plants, where such Seeds are not Planting Seeds or Program Planting Seeds.

SECTION 1.26 TECHNOLOGY: "Technology" means Varieties, and Intellectual Property, breeding techniques and any know-how that is related to the Program, but was developed prior to the effective date of this agreement, but only to the extent that such technology is used in the program.

SECTION 1.27 THIRD PARTY VARIETIES: "Third Party Varieties" means Varieties developed solely from third-party germplasm outside the Program.

SECTION 1.28 VARIETIES: "Varieties" means oilseed BRASSICA germplasm and cultivars developed by Mycogen prior to the Program as listed in Appendix A.

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ARTICLE 2 - OILSEED BRASSICA VARIETY AND BREEDING LINES DEVELOPMENT PROGRAM

SECTION 2.01 BRASSICA VARIETY DEVELOPMENT SCHEDULE: BRASSICA Variety Development
Schedule is defined in Appendix B and is incorporated in full by reference. The MDT, as defined in the Section below, will agree upon Product Goals and Developmental Targets for the Program. Thereafter on a yearly basis, the MDT shall establish and modify the benchmarks and monitor the progress of the Program. Modifications to the Developmental Targets and Program Goals shall be made yearly on or by February 15th by the MDT. Mycogen will use reasonably diligent efforts to develop by March 15th of year four (4) at least twenty (20) Program Varieties containing Developmental Targets for DEC evaluation. The objective of the Program is to commercialize at least one (1) Program Variety in year seven (7) of the Program.

SECTION 2.02 BRASSICA VARIETY MANAGEMENT DEVELOPMENT TEAM: A Management Development Team (MDT) will meet within thirty (30) days of receipt of Program Reports. The location of the meetings shall be determined by the MDT. The MDT shall annually up date Appendix C, listing the Varieties that are developed under the Program. The MDT shall be comprised of two (2) Mycogen and three (3) DEC employees, and ad hoc a DEC and a Mycogen attorney. The MDT shall review the Program Reports and make recommendations regarding modification of the Program so that the Program meets its Product Goals and Developmental Targets.

SECTION 2.03 BRASSICA VARIETY DEVELOPMENT PROGRAM:
A) DEVELOPMENTAL TARGETS: Mycogen shall incorporate Developmental Targets into germplasm according to the BRASSICA Variety Development Schedule in Section 1 above.

SECTION 2.04 PROGRAM REPORTS: Mycogen shall provide Program Reports on a quarterly basis according to a schedule established by the MDT, which schedule may be changed from time to time.

SECTION 2.05 MAINTENANCE OF ADVANCED SEED: Mycogen shall be responsible for maintaining at least five (5) pounds of pre-breeder seed of all advanced relevant Varieties and Program Varieties as determined by the MDT. At the request of DEC a breeder seed increase will be performed by Mycogen.

SECTION 2.06 DEC FIELD TESTING: At DEC's discretion, DEC may conduct testing/field testing of Varieties or Program Varieties. DEC shall share data from such testing/field testing with Mycogen.

SECTION 2.07 MYCOGEN FIELD TESTING: Mycogen shall obtain data which supports advancement of Varieties or Program Varieties according to the BRASSICA Variety

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Development Schedule-attached hereto as Appendix B. This data shall be included in Program Reports.

SECTION 2.08 FUNDING AND PAYMENTS: DEC shall pay only the actual costs of the Program, which in any event, at least U.S. $750,000 per year. Costs and expenditures of the Program shall be included in Program Reports. DEC shall pay Mycogen for the cost of Program within thirty (30) days of receipt of Program Report. Payments for the Program shall be made to the following address:

                    Mycogen Corporation
                    5501 Berlin Drive
                    San Diego, California 92121

SECTION 2.09 INVENTIONS: Subject to Articles 3 and 4, DEC shall own all Program Varieties. The Parties shall be responsible for filing and/or maintaining Patent(s) as specified in Section 2.10.

SECTION 2.10 FILING AND MAINTAINING PATENT(S) AND PVP(S): Mycogen warrants that it will use its best efforts to prosecute and maintain any Patent(s) or PVP(s) which exist at the execution of this agreement. Mycogen warrants that it shall pay any taxes and maintenance fees to keep Patent(s) or PVP(s) in full force and effect during the term of this Agreement. However, if Mycogen decides not to make such payments or abandon prosecution of Patent(s) or PVP(s), Mycogen shall give DEC at least sixty (60) days notice so that DEC may talk over the prosecution of Patent(s) or PVP(s) or make such payments to keep Patent(s) or PVP(s) in force. DE shall be solely reponsible for filing, prosecuting and maintaining patent(s) or PVPs which are filed after the execution of this Agreement and which are developed under the Program. If DEC decides no to file patent(s) or PVP(s) claiming Program Varieties, Mycogen may file such patent(s) or PVP(s). If DEC decides to abandon or fails to pay maintenance fees or taxes, Mycogen may take over payment of fees or taxes for patent(s) or PVP(s). However, even if Mycogen takes over the filing or maintenance of patent(s) or PVP(s), DEC shall have a license as described in Sections 3.01 and 4.01 hereunder.

ARTICLE 3 - RIGHTS AND GRANTS

SECTION 3.01 MYCOGEN GRANTS REGARDING VARIETIES: Mycogen grants DEC a sole, irrevocable, exclusive right to develop, make, have made, use, sublicense sell and have sold the Planting Seeds and Program Planting Seeds and products therefrom. No right is granted under this Agreement to sublicense the use of Varieties or Program Varieties for breeding or the development of new planting materials.

SECTION 3.02 DEC OPTION REGARDING Bt PATENT(S) AND ACCESS TO ROUND-UP READY
TRAITS: If Mycogen grants a Bt license in BRASSICA to a third party, the DEC may license Bt's from Mycogen to produce Planting Seed of Bt Varieties or Program Planting Seed of Bt

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Program Varieties under terms and conditions no less favorable than other licensees of Bt in BRASSICA. If Mycogen obtains access to Round-up Ready traits for BRASSICA and can sublicense such rights, DEC shall have an option to license the traits for producing Planting Seed of Round-up Ready Varieties or Program Planting Seed of Round-up Ready Program Varieties. The terms and conditions of the license shall be no less favorable than the terms and conditions of other Mycogen Round-up Ready licenses.

SECTION 3.03 MYCOGEN OPTION REGARDING PLANTING SEED AND PROGRAM PLANTING SEED OF VARIETIES AND PROGRAM VARIETIES: If DEC licenses Planting Seed or Program Planting Seed of Varieties or Program Varieties to third parties, then Mycogen will have the right to obtain a license from DEC to make, have made, use and sell such Planting Seeds and Program Planting Seeds of such Varieties or Program Varieties from DEC under terms and conditions no less favorable than those granted by DEC to such third Parties.

SECTION 3.04 DEC OPTION REGARDING FUTURE TRAITS: If Mycogen grants a license to a third party for future traits or technology related to BRASSICA, then DEC may license such traits or technology under terms and conditions no less favorable than other licensees; however, if Mycogen obtains a license to Rutgers University low saturation technology for use in oilseed BRASSICA, Mycogen will license the technology to DEC for use in BRASSICA. DEC and Mycogen shall agree to negotiate licensing terms and conditions for the Rutgers University low saturation technology in good faith.

SECTION 3.05 MYCOGEN OPTION TO PRODUCE SEED: Mycogen and Mycogen Affiliates will have the first option to produce Planting Seeds for DEC and DEC Affiliates, provided that Mycogen or a Mycogen Affiliate is able to offer such production on a competitive basis in terms of quality, quantity and price.

ARTICLE 4 - ROYALTIES

SECTION 4.01 ROYALTIES PAID BY DEC FOR VARIETIES: DEC shall pay Mycogen a five percent (5%) royalty in U.S. dollars based on Net Sales of Planting Seed of Varieties and Program Planting Seed of Program Varieties. If Varieties or Program Varieties are High Oleic, then DEC shall pay Mycogen an additional royalty of twenty percent (20%) of any premium that is earned when compared to canola oil which is not High Oleic. The price for canola oil shall be determined by the closing price of canola on the Canadian Commodities Exchange based on the volume sold and the date of sale. Royalties will not be paid to Mycogen for the commercialization of Third Party Varieties. Royalties will not be paid on value-added to Planting Seeds or Program Planting Seeds by the incorporation of DEC Transgenic Traits. No royalties will be due under this provision on any Net Sales of Planting Seed of Varieties or Program Planting of Program Varieties by Mycogen or Mycogen Affiliates.

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SECTION 4.02 TERM OF ROYALTIES PAID:    DEC shall pay the five percent (5%)
royalties, as described in Sections 4.01, for the commercial lifetime of the Varieties or Program Varieties.

ARTICLE 5 -  REGISTRATION

SECTION 5.01 CANADIAN REGISTRATION FOR VARIETIES, PROGRAM VARIETIES, BT PROGRAM
VARIETIES AND BT VARIETIES:   DEC shall develop registration data packages for
obtaining Canadian regulatory approval for the sale of any Bt Traits in Bt Varieties or Bt Program Varieties and for the registration of Varieties or Program Varieties. DEC shall have access and be able to use any Mycogen regulatory data and information without additional compensation to Mycogen. At the request of DEC, Mycogen shall use reasonable efforts to provide data needed for registration, including but not limited to data related to Product Goals, morphological traits and the like.

ARTICLE 6 - RECORDS AND TAXES

SECTION 6.01 RECORDS:    The parties agree to maintain complete and accurate
books and records in accordance with normal accounting practice in respect to all Varieties and Program Varieties sold under this Agreement.

SECTION 6.02 TAXES: In the event that withholding taxes are due on any royalties payable under this Agreement, the party paying the royalty shall withhold the withholding taxes required and promptly remit such taxes to the appropriate tax authority. DEC shall be entitled to deduct such withheld taxes from the royalties otherwise payable to the other party hereunder. The party paying the taxes shall promptly provide the other party with documentation evidencing the payment of such taxes.

SECTION 6.03 ADDRESS OF ROYALTIES PAYMENTS:

Mycogen, to:        Mycogen Seeds
                    1340 Corporate Ctr Curve
                    St. Paul, MN 55121
                    Attention: Finance Department


DEC, to:            DowElanco
                    9330 Zionsville  Road
                    Indianapolis, Indiana
                    Attention:

or to such other address provided in writing.

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ARTICLE 7 - WARRANTIES, INFRINGEMENT & PRODUCT LIABILITY

SECTION 7.01 WARRANTIES OF OWNERSHIP AND MERCHANTABILITY:
A. Mycogen warrants that it has the right to license Varieties and has the right to enter into this Agreement. If, after the execution of this Agreement, any licenses are obtained by either party from third parties to varieties, both Mycogen and DEC warrant they will use their best efforts to obtain terms of the license which permits utilization of such license within the scope of this license. However, nothing in this Agreement shall be construed as:

(i) a warranty as to the validity or scope of any Patent(s) or PVP(s);

(ii) a warranty or representation that anything made, used, sold or otherwise disposed of under the licenses granted in this Agreement will or will not infringe patents or plant variety protection certificates of third paries; and


(iii) an obligation to bring or prosecute actions or suits against third parties for infringement of patent(s) or plant variety protection certificate(s), except as agreed herein under Section 5.02 hereof.

B. MYCOGEN MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES FOR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO ANY MATERIALS PROVIDED TO DEC RELATING TO THE TECHNOLOGY OR TO THE USE, SALE, OR OTHER DISPOSITION BY DEC OR ITS VENDEES OR OTHER TRANSFEREES OF PLANTING SEEDS OR PROGRAM PLANTING SEEDS INCORPORATING OF MADE BY USE OF INTELLECTUAL PROPERTY LICENSED UNDER THIS AGREEMENT.

SECTION 7.02 INFRINGEMENT OF PATENT(S):
A. DEC may pursue actions to abate infringement of the Patent(s) or PVP(s) and DEC shall incur all costs associated with abatement of the infringing activity. Mycogen shall reasonably assist DEC in such litigation, provided DEC reasonably compensates Mycogen for such assistance. If there is a commercially significant third party infringement of any claim(s) in any Patent(s) or PVP(s) and DEC does not wish to bring an infringement action, then DEC shall execute whatever documents are necessary to enable Mycogen to pursue such infringement action in their name if so desired. DEC shall provide reasonable assistance to Mycogen; however, Mycogen shall reimburse DEC for reasonable expenses associated with such assistance. If a party declines to participate in the litigation, other than reasonable assistance, then the party filing the litigation shall have the right to control such litigation. If the interested party prevails, any damages and/or costs awarded shall belong to the interested party provided that during such litigation, the interested party acted in good faith to preserve the right, title and interest in

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and to the Patent(s) or PVP(s). If DEC files actions to abate infringement of patent(s) or PVP(s) developed under the Program and filed after the execution of this Agreement, Mycogen shall provide reasonable assistance to DEC. DEC shall reimburse Mycogen for reasonable expenses associated with such assistance.

B. In the event that DEC or its sublicensees are sued by a third party for infringement of a third party's patent with respect to activities performed in accordance with the licenses granted to DEC under this Agreement, DEC may request from Mycogen reasonable assistance in defending such infringement allegations. DEC shall reimburse Mycogen for any out-of-pocket expenses incurred by Mycogen with respect to such assistance, provided that such suit is not due to a breach of the Warranties provided in Section 5.01 hereof, or is due to gross negligence by Mycogen or its representatives. If DEC or its sublicensees negotiate a license from the third party to practice under the third party's patent(s) or plant variety protection certificate(s), Mycogen shall in good faith renegotiated the royalty rates set forth in Section 4.01 and 4.02 hereof, to reflect the additional expenditures required by DEC to practice the licenses granted herein.

C. The A and B provisions above will not apply to intellectual property rights relating to any Mycogen transgenic traits, including but not limited to Bt Traits, Round-up Ready Traits and transgenic disease resistance traits. The enforcement and defense of these rights will be controlled by Mycogen, except to the extent otherwise agreed by the parties.

SECTION 7.03 PRODUCT LIABILITY: DEC shall indemnify Mycogen for any liabilities related to claims and expenses, including legal expenses and reasonable attorney's fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Planting Seeds or Program Planting Seeds, except where negligent conduct on the part of Mycogen is the sole cause of the claim.


ARTICLE 8 - CONFIDENTIALITY

SECTION 8.01 CONFIDENTIAL INFORMATION: The parties shall hold all Confidential Information in confidence and shall use their best efforts to protect the confidentiality of the information. The parties shall not publish, disclose, or allow a third party access to, nor use for any purpose the other party's Confidential Information. The parties may disclose confidential Information to consultants and third parties provided: a) a secrecy agreement is obtained that is at least as restrictive as the confidentiality provisions in this Agreement, and b) each party notifies the other party of such disclosure and provides a copy of the executed secrecy agreement with the consultant or third party: however under no circumstances shall Mycogen disclose information to Pioneer International Hi-bred without the written consent of DEC. The term for confidentiality between the parties hereto shall continue until five (5) years after the termination of this Agreement.

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SECTION 8.02 EXCEPTIONS: The obligations of confidentiality of Section 8.01 hereof shall not apply to Confidential Information that the receiving party can show;

     A) by written records was in its possession prior to disclosure under this Agreement and which has not been previously acquired from the disclosing party:

     B) is or becomes part of the public domain through no fault of the receiving party;

     C) is lawfully received without an obligation of confidence from a third party legally entitled to disclose the information.

     D) is required by law to be disclosed but only to the extent it is so required; or

     E) is required to be disclosed to a governmental agency to obtain the necessary approvals for the sale of Planting Seeds and Program Planting Seeds and such information cannot be claimed as "business confidential".

ARTICLE 9 -  RECORD KEEPING

SECTION 9.01 BOOKS AND RECORDS: The parties shall keep books and records sufficient to verify the accuracy and completeness of payments under Article 4 hereof. Such books and records shall be preserved for a period not less than three (3) years after they are created during and after the term of this Agreement.

SECTION 9.02 AUDIT: On thirty (30) days notice, during regular business hours and at a single location, a party shall have the right to have an independent auditor examine the other party's sales records and books of accounts to verify the accuracy of royalty payments. The costs for any audit shall be paid by the party requesting the audit.

ARTICLE 10 - TERM & TERMINATION

SECTION 10.01 EXPIRATION OF LICENSE: The term of this License Agreement shall begin on May 15, 1996 and continue until the last commercial sale of Varieties.

SECTION 10.02 PROGRAM TERM: The term of the Program is retroactive and begins five (5) years from May 15, 1996. The Program may be extended in writing upon mutual agreement between the parties.

SECTION 10.03 TERMINATION: If the parties are unable to agree on the initial Product Goals and Development Targets by April 30th of year one (1), DEC may terminate this Agreement within thirty (30) days written notice of April 30th. Thereafter, DEC may terminate the Program at any time for any reason by giving at least six(6) months

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

unambiguous, written notice of such termination to Mycogen. Termination of the PRogram shall not effect the licenses gratned herein.

SECTION 10.04 DEFAULT: If either party at any time defaults in the timely payment of any moneys due to the other party, or if Mycogen fails to actively pursue the Program, or if either party fails to remedy any such breach or default within ninety (90) days after written notice thereof by the other party, the non-breaching party may, at its option, terminate this Agreement by giving notice of termination to the breaching party. However, if there is any disagreement as to the sufficiency of the brreaching party's remedy, the praties agree to settle the controversy through a mutually agreed upon third-party mediator no later than sexty (60) days after the aforementioned ninety
(90) day period has ended.

SECTION 10.05 ACCOUNTING UPON TERMINATIOIN OR EXPIRATION: On the termination or expiration of this License Agreement, the parties shall remain obligated to provide an accounting for and to pay royalties earned up to the date of the termination or expiration.


ARTICLE 11 - MISCELLANEOUS

SECTION 11.01 PUBLIC ANNOUNCEMENTS: No public announcement or press release concerning this Agreement or the transactions contemplated herein shall be made by either of the parties hereto without the prior consent and approval of the other party (which consent shall not be unreasonably withheld or delayed), except to the extent required by law.

SECTION 11.02 ASSIGNMENT AND TRANSFERABILTIY OF THE AGREEMENT: This Agreement may be assigned to DEC Affiliates, or to a purchaser of substantially all of the business interests of DEC. Mycogen may not assign this Agreement under any circumstances without the written consent of DEC.


Section 11.03 ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect to the subject matter of this Agreement. There are no rerepresentations, warranties, terms, conditions, undertakintgs or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

Section 11.04 AMENDMENTS AND WAIVER: No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

SECTION 11.05 NOTICES: Any demand, notice or other communication to be given in connecion with this Agreement shall be given in writing and shall be given by personal delivery or by electronic means addressed to the recipeient as follow:

To Mycogen:             Mycogen Seeds
                        1340 Corporate Ctr Curve
                        St. Paul, MN 55121
                        Attention: Larry Sernyk

with written copy to    Mycogen Seeds
                        5501 Oberlin Drive
                        San Diego, CA 92121
                        Attention: Legal Department

To DEC:                 General Patent Counsel
                        Patent Department
                        DowElanco
                        9330 Zionsville Road
                        Indianapolis, Indiana 46265-1054

or to such other address, individual or electronic communication number as may be desgnated by notice given by either pary to the other. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication. On the day of transmittal thereof if given during the normal business hours next occur if not given during such hours on any day. IF the pary giving any demand, notice or other communication knows or ought reasonable to know of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

SECTION 11.06 GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of California, USA.

SECTION 11.07 HEADINGS: The Headings of Articles and SEctions used in this Agreement are for reference purpose only and will not be considered as padrt of this Agreement for purposes of interpretation.

SECTION 11.08 PROVISIONS OF THE AGREEMENT: If any one or more of the provisions of tlhis Agreement should for any reason be held by a Court of competent jurisdiction to be invalid, illegal or unenfoceable , the remainder of this Agreement will nevertheless remain in full force and efect unless such provision(s) go to the essence and substance of this Agreement.

SECTION 11.09 SCHEDULES: Mycogen shall provide Schedules A,B, and C within thirty (30) days of the last signature hereto. The schedules shall not affect the effective date of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

MYCOGEN CORPORATION

By: /s/ Carl Eibl
   --------------------------------
Name:   Carl Eibl

Title: President
Date:  11/3/97
     ------------------------------


DOWELANCO CANADA, INC.

By: /s/ John L. Hagaman
   --------------------------------
Name:   John L. Hagaman

Title: President and CEO

Date: October 30, 1997
     ------------------------------

Appendix A
-----------

Brassica germplasm

(Schedule to be provided by Mycogen within thiry (30) days of signing)

                                      SCHEDULE A
                 MYCOGEN SEEDS BRASSICA AND RELATED SPECIES GERMPLASM


                          BRASSICA NAPUS L. ADVANCED STRAINS


--------------------------------------------------------------------------------
Variety/Strain           Description
--------------------------------------------------------------------------------
 AG019                   HOLLY Canole-!st HOLLY Canola developed by Agrigenetics
                         and basis for HOLLY oil patent applications
--------------------------------------------------------------------------------
 EXP94-03                HOLLY Canola
--------------------------------------------------------------------------------
 EXP94-06                HOLLY Canola-registered in 1997 for contract production
                         in Canada uner the designation DMS100
--------------------------------------------------------------------------------
 SVO95-08                HOLLY Canola
--------------------------------------------------------------------------------
 SVO95-13                HOLLY Canola with very low C18;3
--------------------------------------------------------------------------------
 EXP95-06                High oleic Canola
--------------------------------------------------------------------------------
 EXP95-09                High oleic Canola
--------------------------------------------------------------------------------
 EXP95-10                High oleic Canola
--------------------------------------------------------------------------------
 MPS96-01                High erucic/low glucosinolates with high oil content
--------------------------------------------------------------------------------
 MPS96-02                High erucic/low glucosinolates with high oil content
--------------------------------------------------------------------------------
 MPS96-03                High erucic/low glucosinolates with high oil content
--------------------------------------------------------------------------------
 MPS96-04                High erucic/low glucosinolates with high oil content
--------------------------------------------------------------------------------
 MPS96-05                High erucic/low glucosinolates with high oil content
--------------------------------------------------------------------------------
 MPS96-06                High palmitic/high erucic/low glucosinolates
--------------------------------------------------------------------------------
 MPS96-07                High palmitic/high erucic/low glucosinolates
--------------------------------------------------------------------------------


                        BRASSICA NAPUS L. BREEDING POPULATIONS

As described in the Mycogen/Agrigentics laboratory notebooks listed below:

----------------------------------------------------------------------
     Volume         Notebook Number          Issued To
----------------------------------------------------------------------
  Rapeseed V!             2007             Larry Sernyk
  Rapeseed V2             2155             Larry Sernyk
  Rapeseed V3             2293             Larry Sernyk
  Rapeseed V4             2343               Jay Laing
----------------------------------------------------------------------

Appendix B
----------

Variety Development Schedule

Appendix C


Program Varieties

                    VARIETY DEVELOPMENT FLOWCHART - RAPESEED
                             CONTRACT REGISTRATION



                                                                     Mycogen Seeds

                  YEAR        1                          2                         3                          4
                 STAGE        Oa                        ob                         1                          2
                            Produce                  Othaplod
                            Crosses                 Production                  Nursery                     Prelim
                           (1 year)                  (1 year)                   (1 year)                    (1 year)
                          ------------------------------------------------------------------------------------------------------
                   STAGE  Plan and make           Produce dihaploids       Nursery screening of     Replicated trials at 4
             DESCRIPTION  crosses according to    using microscope         dihaploids at 2          location (3 replicates)
                          product goals           culture                  locations                of best dilhaploids from
                                                                                                    nursery screen
                          ------------------------------------------------------------------------------------------------------

       NUMBER OF STRAINS                                           2000                     250                              25
         AT END OF STAGE                                                                   12.5%                           10.0%

       RESPONSIBILITIIES
                          ------------------------------------------------------------------------------------------------------
               RESEARCH
               (MYCOGEN)  1. Plan F1 crosses      1. Produce dihaploids    1. Conduct dihaploids    1. Conduct replicated trials
                             According to            strains                  nurseries                (In house and contract)
                             product goals
                          2. Make F1 crosses      2. Analytical screen     2. Analyze results       2. Analyize results and
                                                     for product goal         and make selections      make selection for
                                                                              for advancement          advancement
                                                                                                    3. probreeder seed
                                                                                                       production (winter
                                                                                                       greenhouse)
                          --------------------------------------------------------------------------------------------------------
PRODUCT CHARACTERIZATION
            LEADER (PCL)
      (DOWELANCO CANADA)
                                                                           1. Monitor strain        1. Monitor strain
                                                                              advancement              advancement process
                                                                              process

                          --------------------------------------------------------------------------------------------------------
   PRODUCT SUCESS LEADER
                   (PSL)
      (DOWELANCO CANADA)
                          1. Delias product                                                         1. Review strain performance
                             goals
                                                                                                    2. Communicate product lineup
                                                                                                       needs with research




                                            DowElenco

                    YEAR      5                          6                         7                          8
                   STAGE      3a                        3b                         4                          5
                            Contract                 Contract
                          Registration 1           Registration 2              Pre-Launch                    Launch
                           (1 year)                  (1 year)
                          --------------------------------------------------------------------------------------------------------

                   STAGE First year contract      Second year contract     Validale varieial        One variety every two years
             DESCRIPTION registration trials      registration trials      characteristics with     in each of mid season and
                         at 6-E locations of      at 6-E location of       growers and end          long season maturity
                         best dilhaploids         dilhaploids from         users                    groups
                         from prelim              first year contract
                         trials                   registration trials

                          --------------------------------------------------------------------------------------------------------

       NUMBER OF STRAINS                     4                       1                          1
         AT END OF STAGE                  18.0%                   25.0%                     100.0%

       RESPONSIBILITIIES
                          --------------------------------------------------------------------------------------------------------
               RESEARCH
               (MYCOGEN) 1. Greeder seed          1. Collect               1. Provid's support to   1. Provide support to PCL and
                            production (year         Information in           PCL and PSL as           PSL as required
                            in 4-5 winter)           contract                 required
                                                     regulation for and
                                                     file PVP
                         2. Collect
                            information in
                            contract
                            registration trials
                            for PVP
                          --------------------------------------------------------------------------------------------------------
PRODUCT CHARACTERIZATION  1. Conduct contract     1. Conduct contract      1. Provide support to    1. Provide support to PSL as
            LEADER (PCL)     registration            registration             PSL as required          required
      (DOWELANCO CANADA)     trials (In house        trials (In house
                             and contract)           contract
                          2. Analze results       2. Analyze results and   2. Organize agronomic
                             and make                prepare submission       and quality
                             selections for          for variety              validation trials
                             advancement             registration             thoughout target
                                                                              area
                                                  3. Foundation seed
                                                     production
                          --------------------------------------------------------------------------------------------------------
   PRODUCT SUCESS LEADER  1. Review strain        1. Review strain         1. Certified seed        1. Lauch variety
                   (PSL)     performance             performance              production
      (DOWELANCO CANADA)  2. Participate in       2. Participate in                                 2. Commercial
                             strain                  strain                                            production
                             advancement             advancement
                             discussions             discussions
                          3. Project seed         3. Develop commercial
                             requirement for         strategy for
                             launch                  strains
                          --------------------------------------------------------------------------------------------------------